Exhibit 99.1

CONTACTS:	Investors	Media
	Robin Washington	Amy Flood
	(650) 522-5688	(650) 522-5643

Susan Hubbard
(650) 522-5715

For Immediate Release

GILEAD SCIENCES ANNOUNCES RECORD FOURTH QUARTER

AND FULL YEAR 2009 FINANCIAL RESULTS

- Full Year Total Revenues of $7.01 Billion, Up 31 Percent over 2008 -

- Full Year Product Sales of $6.47 Billion, Up 27 Percent over 2008 -

- Fourth Quarter Non-GAAP EPS of $0.93 per Share, Up 49 Percent over Fourth Quarter 2008 -

- Full Year Non-GAAP EPS of $3.06 per Share, Up 40 Percent over 2008 -

Foster City, CA, January 26, 2010 - Gilead Sciences, Inc. (Nasdaq: GILD) announced today its results of operations for the fourth quarter and full year of 2009.

Total revenues for the fourth quarter of 2009 were $2.03 billion, up 42 percent compared to total revenues of $1.43 billion for the fourth quarter of 2008. Net income for the fourth quarter of 2009 was $802.2 million, or $0.87 per diluted share, compared to net income for the fourth quarter of 2008 of $560.0 million, or $0.59 per diluted share. Non-GAAP net income for the fourth quarter of 2009, which excludes after-tax acquisition-related expenses, restructuring expenses and stock-based compensation expenses, was $864.4 million, or $0.93 per diluted share. Non-GAAP net income for the fourth quarter of 2008, which excludes after-tax stock-based compensation expenses, was $590.3 million, or $0.63 per diluted share.

Full year 2009 total revenues were $7.01 billion, up 31 percent compared to total revenues of $5.34 billion for 2008. Full year 2009 net income was $2.64 billion, or $2.82 per diluted share, compared to full year 2008 net income of $1.98 billion, or $2.06 per diluted share. Full year 2009 non-GAAP net income, which excludes after-tax acquisition-related expenses, restructuring expenses and stock-based compensation expenses, was $2.86 billion, or $3.06 per diluted share. Full year 2008 non-GAAP net income, which excludes after-tax stock-based compensation and purchased in-process research and development (IPR&D) expenses, was $2.10 billion, or $2.19 per diluted share.

Product Sales

Product sales increased 30 percent to a record $1.80 billion for the fourth quarter of 2009, compared to $1.39 billion in the fourth quarter of 2008. For 2009, product sales increased 27 percent to $6.47 billion when compared to 2008. The increases were driven primarily by Gilead’s antiviral franchise, including the strong growth in sales of Atripla® (efavirenz 600 mg/ emtricitabine 200 mg/ tenofovir disoproxil fumarate 300 mg) and continued growth in sales of Truvada® (emtricitabine and tenofovir disoproxil fumarate).

Antiviral Franchise

Antiviral product sales increased 27 percent to $1.62 billion in the fourth quarter of 2009, up from $1.27 billion in the fourth quarter of 2008, driven primarily by sales volume growth of Atripla and Truvada. For 2009, antiviral product sales increased 25 percent to $5.84 billion from $4.67 billion in 2008, driven primarily by sales volume growth of Atripla and Truvada, partially offset by an unfavorable foreign currency exchange impact.

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Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA phone 650 574 3000 facsimile 650 578 9264	www.gilead.com

January 26, 2010	Page 2

•	Atripla

Atripla sales increased 50 percent to $697.8 million for the fourth quarter of 2009, surpassing Truvada sales for the first time, and up from $465.5 million in the fourth quarter of 2008. For 2009, Atripla sales increased 51 percent to $2.38 billion from $1.57 billion in 2008. The increase in Atripla sales in the fourth quarter and full year of 2009 compared to the same periods of 2008 was driven primarily by sales volume growth in the United States and Europe.

•	Truvada

Truvada sales increased 19 percent to $670.7 million for the fourth quarter of 2009, up from $562.1 million in the fourth quarter of 2008. For 2009, Truvada sales increased 18 percent to $2.49 billion from $2.11 billion in 2008. The increase in Truvada sales in the fourth quarter and full year of 2009 compared to the same periods of 2008 was driven primarily by sales volume growth in the United States and Europe.

•	Viread

Viread® (tenofovir disoproxil fumarate) sales increased 10 percent to $178.3 million for the fourth quarter of 2009, up from $161.9 million in the fourth quarter of 2008. For 2009, Viread sales increased 7 percent to $667.5 million from $621.2 million in 2008. The increase in Viread sales in the fourth quarter and full year of 2009 compared to the same periods of 2008 was driven primarily by sales volume growth of Viread in the treatment of patients with hepatitis B virus (HBV) infection in the United States and Europe.

Letairis

Sales of Letairis® (ambrisentan) for the treatment of pulmonary arterial hypertension (PAH) increased 44 percent to $52.2 million for the fourth quarter of 2009, up from $36.2 million in the fourth quarter of 2008. For 2009, Letairis sales increased 63 percent to $183.9 million from $112.9 million in 2008. The increase in Letairis sales in the fourth quarter and full year of 2009 compared to the same periods of 2008 was driven primarily by sales volume growth in the United States.

Ranexa

Sales of Ranexa® (ranolazine) for the treatment of chronic angina were $46.0 million for the fourth quarter of 2009 and $131.1 million subsequent to Gilead’s acquisition of CV Therapeutics, Inc. (CV Therapeutics) on April 15, 2009.

Other Products

Sales of AmBisome® (amphotericin B liposome for injection), Hepsera® (adefovir dipivoxil), Emtriva® (emtricitabine) and other products were $159.5 million for the fourth quarter of 2009 compared to $162.1 million for the fourth quarter of 2008, and $615.0 million for the full year of 2009 compared to $671.6 million for the full year of 2008.

Royalty, Contract and Other Revenues

Royalty, contract and other revenues resulting primarily from collaborations with corporate partners were $228.0 million in the fourth quarter of 2009, up from $40.4 million in the fourth quarter of 2008. For 2009, royalty, contract and other revenues increased 116 percent to $542.1 million from $251.0 million in 2008. The increases were driven primarily by higher Tamiflu® (oseltamivir phosphate) royalties from F. Hoffmann-La Roche Ltd of $194.1 million and $392.7 million in the fourth quarter and full year of 2009, respectively, compared to Tamiflu royalties of $16.0 million and $155.5 million in the fourth quarter and full year of 2008, respectively, resulting from increased sales related to pandemic planning initiatives worldwide.

Research and Development

Research and development (R&D) expenses in the fourth quarter of 2009 were $239.6 million compared to $201.9 million for the fourth quarter of 2008. Non-GAAP R&D expenses for the fourth quarter of 2009, which exclude restructuring and stock-based compensation expenses, were $211.3 million compared to $185.3 million for the fourth quarter of 2008, which exclude stock-based compensation expenses. This increase was driven primarily by higher headcount and expenses to support the growth of Gilead’s R&D activities. For 2009, R&D expenses were $939.9 million compared to $721.8 million for 2008. Non-GAAP R&D expenses for 2009, which exclude restructuring and stock-based compensation expenses, were $831.3 million compared to $655.2 million for 2008, which exclude stock-based compensation expenses. This increase was driven primarily by higher headcount and expenses to support the growth of Gilead’s R&D activities along with the R&D expense reimbursement related to Gilead’s collaboration with Tibotec Pharmaceuticals.

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January 26, 2010	Page 3

Selling, General and Administrative

Selling, general and administrative (SG&A) expenses in the fourth quarter of 2009 were $253.9 million compared to $193.7 million for the fourth quarter of 2008. Non-GAAP SG&A expenses for the fourth quarter of 2009, which exclude acquisition-related transaction costs, restructuring expenses and stock-based compensation expenses, were $223.4 million, compared to $174.7 million for the same quarter in 2008, which exclude stock-based compensation expenses. For 2009, SG&A expenses were $946.7 million compared to $797.3 million for 2008. Non-GAAP SG&A expenses for 2009, which exclude acquisition-related transaction costs, restructuring expenses and stock-based compensation expenses, were $820.1 million compared to $720.8 million for 2008, which exclude stock-based compensation expenses. Non-GAAP SG&A expenses for the fourth quarter and full year of 2009 were higher driven primarily by higher headcount and expenses to support Gilead’s expanding commercial activities.

Income Taxes

The effective tax rate for 2009 was 25.0 percent compared to 26.3 percent for 2008. The decrease in the 2009 effective tax rate was driven primarily by increased earnings in lower tax jurisdictions as well as the resolution of certain tax audits with tax authorities, partially offset by the revaluation of certain state tax assets related to the integration of CV Therapeutics. The fourth quarter 2009 tax rate was 24.6 percent.

Net Foreign Currency Exchange Impact

The net foreign currency exchange impact on fourth quarter 2009 revenues and pre-tax earnings, which includes revenues and expenses generated from outside the United States, was a favorable $13.8 million and $8.6 million, respectively, compared to the fourth quarter of 2008. The net foreign currency exchange impact on 2009 revenues and pre-tax earnings was an unfavorable $98.5 million and $33.6 million, respectively, compared to 2008.

Cash, Cash Equivalents and Marketable Securities

As of December 31, 2009, Gilead had cash, cash equivalents and marketable securities of $3.90 billion compared to $3.24 billion as of December 31, 2008. Gilead generated $3.08 billion of operating cash flow in 2009 including $955.3 million in the fourth quarter of 2009.

Product and Pipeline Update

Antiviral Franchise

In October, Gilead announced the presentation of three-year (144-week) open label data from two pivotal Phase III clinical trials, Studies 102 and 103, evaluating the safety and efficacy of once-daily Viread among adult patients with chronic HBV infection. These data were presented at the annual meeting of the American Association for the Study of Liver Diseases held in Boston.

In November, Gilead and GlaxoSmithKline (GSK) announced an agreement to commercialize Viread for the treatment of chronic HBV infection in adults in five countries in Asia. Under the agreement, Gilead will retain exclusive rights for commercialization of Viread for HBV in Hong Kong, Singapore, South Korea and Taiwan. In China, GSK will have exclusive commercialization rights and registration responsibilities for Viread for HBV. Each company will pay royalties to the other on sales of Viread for HBV in their respective Asian territories. The companies are working to expand this agreement to include Japan and other countries.

Cardiovascular Franchise

In November, Gilead in collaboration with GSK announced plans for an international, event-driven (morbidity and mortality) clinical trial to study combination therapy versus monotherapy in a first-line treatment setting for PAH. The study, AMBITION (a randomized, double-blind, multicenter study of first-line combination therapy with ambrisentan and tadalafil in subjects with PAH), will evaluate first-line combination use with ambrisentan, an endothelin receptor antagonist (ERA), and tadalafil, a PDE5 inhibitor, in patients with PAH.

In December, Gilead announced that DAR-312, a Phase III clinical trial evaluating darusentan, the company’s ERA for the treatment of resistant hypertension, did not achieve its co-primary efficacy endpoints of change from baseline to week 14 in trough sitting systolic blood pressure and diastolic blood pressure compared to placebo. As a result of this outcome, the company has decided to discontinue the development of darusentan for the treatment of resistant hypertension.

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January 26, 2010	Page 4

Respiratory Franchise

In December, the Anti-Infective Drugs Advisory Committee of the U.S. Food and Drug Administration (FDA) recommended that aztreonam for inhalation solution be approved for the treatment of infections due to Pseudomonas aeruginosa in patients with cystic fibrosis. The committee voted 15 to 2 that Gilead provided sufficient evidence of the safety and efficacy of aztreonam for inhalation solution. The committee also voted 17 to 0 that aztreonam for inhalation solution 75 mg three times daily is a correct dose and regimen. The recommendations of the committee are not binding but will be considered by the FDA as the agency completes its review of Gilead’s new drug application, which has a target review date, under the Prescription Drug User Fee Act, of February 13, 2010.

Conference Call

At 4:30 p.m. Eastern Time today, Gilead’s management will host a conference call and a simultaneous webcast to discuss its fourth quarter and full year 2009 results as well as provide a general business update. To access the webcast live via the internet, please connect to the company’s website at www.gilead.com at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast. Alternatively, please call 1-800-901-5226 (U.S.) or 1-617-786-4513 (international) and dial the participant passcode 28771667 to access the call.

A replay of the webcast will be archived on the company’s website for one year, and a phone replay will be available approximately two hours following the call through January 29, 2010. To access the phone replay, please call 1-888-286-8010 (U.S.) or 1-617-801-6888 (international) and dial the participant passcode 47805358.

About Gilead

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. Gilead’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

Non-GAAP Financial Information

Gilead has presented certain financial information in accordance with GAAP and also on a non-GAAP basis for the fourth quarter and full year of 2009 and 2008. Management believes this non-GAAP information is useful for investors, taken in conjunction with Gilead’s GAAP financial statements, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Gilead’s operating results as reported under U.S. GAAP. A reconciliation between GAAP and non-GAAP financial information is provided in the table on page 7.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Gilead cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: Gilead’s ability to sustain growth in revenues for its antiviral and cardiovascular franchises; unpredictable variability of Tamiflu royalties and the strong relationship between this royalty revenue and global pandemic planning and supply; Gilead’s ability to receive regulatory approvals in a timely manner or at all, for new and current products, including aztreonam for inhalation solution in the United States and Viread for HBV in Asia; Gilead’s ability to successfully commercialize any products that may receive regulatory approvals, including aztreonam for inhalation solution in the United States and Viread for HBV in Asia; Gilead’s ability to successfully develop its respiratory and cardiovascular franchises; initiating and completing clinical trials may take longer or cost more than expected, including in the clinical study evaluating ambrisentan and tadalafil in patients with PAH; fluctuations in the foreign exchange rate of the U.S. dollar that may reduce or eliminate the favorable foreign currency exchange impact on Gilead’s future revenues and pre-tax earnings; and other risks identified from time to time in Gilead’s reports filed with the U.S. Securities and Exchange Commission. In addition, Gilead makes estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures. Gilead bases its estimates on historical experience and on various other market-specific and other relevant assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ significantly from these estimates.

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January 26, 2010	Page 5

You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. Gilead directs readers to its Annual Report on Form 10-K for the year ended December 31, 2008, its Quarterly Reports on Form 10-Q for the first, second and third quarters of 2009 and its subsequent Current Reports on Form 8-K. Gilead claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.

# # #

Truvada, Viread, Hepsera, Emtriva, AmBisome, Letairis and Ranexa are registered trademarks of Gilead Sciences, Inc.

Atripla is a registered trademark of Bristol-Myers Squibb & Gilead Sciences, LLC.

Tamiflu is a registered trademark of F. Hoffmann-La Roche Ltd.

For more information on Gilead Sciences, Inc., please visit www.gilead.com or call the Gilead Public Affairs Department at 1-800-GILEAD-5 (1-800-445-3235).

January 26, 2010	Page 6

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenues:
Product sales	$1,804,398	$1,387,772	$6,469,311	$5,084,796
Royalty, contract and other revenues	227,981	40,433	542,072	250,954

Total revenues	2,032,379	1,428,205	7,011,383	5,335,750

Costs and expenses:
Cost of goods sold	473,399	321,531	1,595,558	1,127,246
Research and development	239,645	201,863	939,918	721,768
Selling, general and administrative	253,897	193,665	946,686	797,344
Purchased in-process research and development	—	—	—	10,851

Total costs and expenses	966,941	717,059	3,482,162	2,657,209

Income from operations	1,065,438	711,146	3,529,221	2,678,541
Interest and other income, net	11,299	19,038	42,397	59,401
Interest expense (1)	(17,290)	(16,433)	(69,662)	(65,244)

Income before provision for income taxes	1,059,447	713,751	3,501,956	2,672,698
Provision for income taxes (1)	260,054	156,157	876,364	702,363

Net income (2)	799,393	557,594	2,625,592	1,970,335
Net loss attributable to noncontrolling interest (2)	2,819	2,369	10,163	8,564

Net income attributable to Gilead (2)	$802,212	$559,963	$2,635,755	$1,978,899

Net income per share attributable to Gilead common stockholders - basic (2)	$0.89	$0.61	$2.91	$2.15

Net income per share attributable to Gilead common stockholders - diluted (2)	$0.87	$0.59	$2.82	$2.06

Shares used in per share calculation - basic	899,829	911,168	904,604	920,693

Shares used in per share calculation - diluted	926,913	942,837	934,109	958,825

Notes:

(1)	On January 1, 2009, Gilead adopted guidance in the Debt Topic of the FASB ASC (formerly FSP APB 14-1) on a retrospective basis for its convertible senior notes and reflected additional after-tax interest expense of $8.7 million and $8.2 million for the three months ended December 31, 2009 and 2008, respectively, and reflected additional after-tax interest expense of $34.3 million and $32.3 million for the years ended December 31, 2009 and 2008, respectively.

(2)	On January 1, 2009, Gilead adopted guidance in the Consolidation Topic of the FASB ASC (formerly SFAS 160) and presented on a retrospective basis its noncontrolling interest (formerly minority interest) as net loss attributable to noncontrolling interest which is a component of consolidated net income.

January 26, 2010	Page 7

GILEAD SCIENCES, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(unaudited)

(in thousands, except percentages and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Cost of goods sold reconciliation:
GAAP cost of goods sold	$473,399	$321,531	$1,595,558	$1,127,246
Acquisition-related amortization of inventory mark-up	(5,013)	—	(13,646)	—
Acquisition-related amortization of purchased intangibles	(14,480)	—	(41,131)	—
Stock-based compensation expenses	(2,373)	(3,178)	(10,859)	(10,312)

Non-GAAP cost of goods sold	$451,533	$318,353	$1,529,922	$1,116,934

Product gross margin reconciliation:
GAAP product gross margin	73.8%	77.2%	75.4%	78.2%
Acquisition-related amortization of inventory mark-up	0.3%	—	0.2%	—
Acquisition-related amortization of purchased intangibles	0.8%	—	0.6%	—
Stock-based compensation expenses	0.1%	0.2%	0.2%	0.2%

Non-GAAP product gross margin	75.0%	77.4%	76.4%	78.4%

Research and development expenses reconciliation:
GAAP research and development expenses	$239,645	$201,863	$939,918	$721,768
Restructuring expenses	(8,687)	—	(25,718)	—
Stock-based compensation expenses	(19,701)	(16,578)	(82,893)	(66,523)

Non-GAAP research and development expenses	$211,257	$185,285	$831,307	$655,245

Selling, general and administrative expenses reconciliation:
GAAP selling, general and administrative expenses	$253,897	$193,665	$946,686	$797,344
Acquisition-related transaction costs	(30)	—	(8,434)	—
Restructuring expenses	(10,689)	—	(26,167)	—
Stock-based compensation expenses	(19,751)	(19,003)	(92,006)	(76,529)

Non-GAAP selling, general and administrative expenses	$223,427	$174,662	$820,079	$720,815

Purchased in-process research and development expense reconciliation:
GAAP purchased in-process research and development expense	$—	$—	$—	$10,851
Purchased in-process research and development expense	—	—	—	(10,851)

Non-GAAP purchased in-process research and development expense	$—	$—	$—	$—

Operating margin reconciliation:
GAAP operating margin	52.4%	49.8%	50.3%	50.2%
Acquisition-related transaction costs	0.0%	—	0.1%	—
Acquisition-related amortization of inventory mark-up	0.2%	—	0.2%	—
Acquisition-related amortization of purchased intangibles	0.7%	—	0.6%	—
Restructuring expenses	1.0%	—	0.7%	—
Stock-based compensation expenses	2.1%	2.7%	2.6%	2.9%
Purchased in-process research and development expense	—	—	—	0.2%

Non-GAAP operating margin (1)	56.4%	52.5%	54.6%	53.3%

Net income attributable to Gilead reconciliation:
GAAP net income attributable to Gilead	$802,212	$559,963	$2,635,755	$1,978,899
Acquisition-related transaction costs	30	—	8,434	—
Acquisition-related amortization of inventory mark-up	3,788	—	10,114	—
Acquisition-related amortization of purchased intangibles	10,941	—	30,716	—
Restructuring expenses	14,640	—	38,692	—
Stock-based compensation expenses	32,805	30,308	139,272	112,799
Purchased in-process research and development expense	—	—	—	7,769

Non-GAAP net income attributable to Gilead	$864,416	$590,271	$2,862,983	$2,099,467

Diluted earnings per share reconciliation:
GAAP diluted earnings per share	$0.87	$0.59	$2.82	$2.06
Acquisition-related transaction costs	0.00	—	0.01	—
Acquisition-related amortization of inventory mark-up	0.00	—	0.01	—
Acquisition-related amortization of purchased intangibles	0.01	—	0.03	—
Restructuring expenses	0.02	—	0.04	—
Stock-based compensation expenses	0.04	0.03	0.15	0.12
Purchased in-process research and development expense	—	—	—	0.01

Non-GAAP diluted earnings per share (1)	$0.93	$0.63	$3.06	$2.19

Shares used in per share calculation (diluted) reconciliation:
GAAP shares used in per share calculation (diluted)	926,913	942,837	934,109	958,825
Effect of SFAS 123R	(598)	683	28	1,686

Non-GAAP shares used in per share calculation (diluted)	926,315	943,520	934,137	960,511

Non-GAAP adjustment summary:
Cost of goods sold adjustments	$21,866	$3,178	$65,636	$10,312
Selling, general and administrative expenses adjustments	30,470	19,003	126,607	76,529
Research and development expenses adjustments	28,388	16,578	108,611	66,523
Purchased in-process research and development expense adjustment	—	—	—	10,851

Total non-GAAP adjustments before tax	80,724	38,759	300,854	164,215
Income tax effect	(18,520)	(8,451)	(73,626)	(43,647)

Total non-GAAP adjustments after tax	$62,204	$30,308	$227,228	$120,568

Note:

(1)	Amounts may not sum due to rounding

January 26, 2010	Page 8

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2009	December 31, 2008

	(unaudited)	(Note 2)
Cash, cash equivalents and marketable securities	$3,904,846	$3,239,639
Accounts receivable, net	1,389,534	1,023,397
Inventories	1,051,771	927,868
Property, plant and equipment, net	699,970	528,799
Intangible assets (1)	1,524,777	123,008
Other assets (3)	1,127,661	1,094,120

Total assets	$9,698,559	$6,936,831

Current liabilities	$1,871,631	$1,220,992
Long-term liabilities (3)(4)	1,321,770	1,250,256
Stockholders’ equity (3)(4)	6,505,158	4,465,583

Total liabilities and stockholders’ equity	$9,698,559	$6,936,831

Notes:

(1)	In April 2009, Gilead acquired CV Therapeutics for $1.39 billion. Gilead allocated the purchase price in accordance with guidance in the Business Combinations Topic of the FASB ASC (formerly SFAS 141R) and recorded $951.2 million in intangible assets relating to marketed products, which constituted a significant portion of the purchase price allocation.

(2)	Derived from audited consolidated financial statements at that date adjusted for retrospective application of guidance per notes 3 and 4 below.

(3)	On January 1, 2009, Gilead adopted guidance in the Debt Topic of the FASB ASC (formerly FSP APB 14-1) on a retrospective basis for its convertible senior notes. As of December 31, 2008, the retrospective adoption of this guidance decreased deferred tax assets and debt issuance costs included in other assets by an aggregate of $81.7 million, decreased convertible senior notes included in long-term liabilities by $201.8 million, and increased total stockholders’ equity by $120.1 million after a charge of $82.6 million to retained earnings.

(4)	On January 1, 2009, Gilead adopted guidance in the Consolidation Topic of the FASB ASC (formerly SFAS 160) and reclassified its noncontrolling interest (formerly minority interest) of $193.0 million from liabilities to stockholders’ equity on a retrospective basis.

January 26, 2010	Page 9

GILEAD SCIENCES, INC.

PRODUCT SALES SUMMARY

(unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Antiviral products:
Atripla – U.S.	$465,870	$351,914	$1,645,942	$1,317,168
Atripla – Europe	215,723	103,027	677,559	225,754
Atripla – Other International	16,196	10,573	58,612	29,533

	697,789	465,514	2,382,113	1,572,455

Truvada – U.S.	318,146	255,101	1,177,749	992,100
Truvada – Europe	310,555	270,055	1,169,591	986,648
Truvada – Other International	41,985	36,896	142,342	127,939

	670,686	562,052	2,489,682	2,106,687

Viread – U.S.	77,640	69,303	289,762	254,216
Viread – Europe	73,670	66,588	272,999	259,897
Viread – Other International	26,959	25,990	104,749	107,074

	178,269	161,881	667,510	621,187

Hepsera – U.S.	23,430	28,804	97,648	131,404
Hepsera – Europe	36,072	42,681	153,909	191,112
Hepsera – Other International	4,377	4,934	20,038	18,507

	63,879	76,419	271,595	341,023

Emtriva – U.S.	4,094	3,859	15,305	15,804
Emtriva – Europe	1,817	2,382	8,186	9,819
Emtriva – Other International	1,062	728	4,483	5,457

	6,973	6,969	27,974	31,080

Total Antiviral products – U.S.	889,180	708,981	3,226,406	2,710,692
Total Antiviral products – Europe	637,837	484,733	2,282,244	1,673,230
Total Antiviral products – Other International	90,579	79,121	330,224	288,510

	1,617,596	1,272,835	5,838,874	4,672,432

AmBisome	83,952	75,971	298,597	289,651
Letairis	52,168	36,176	183,949	112,855
Ranexa	45,992	—	131,062	—
Other products	4,690	2,790	16,829	9,858

	186,802	114,937	630,437	412,364

Total product sales	$1,804,398	$1,387,772	$6,469,311	$5,084,796